PRINCIPAL GLOBAL INVESTORS, LLC CODE OF ETHICS

I.   Statement of Purpose and General Principles

     The purpose of this Code of Ethics ("Code") is to prevent conflicts of interest which may exist, or appear to exist, when persons associated with Principal Global Investors own or engage in transactions involving Securities (as defined below) that are owned or are being purchased or sold or are being considered for purchase or sale for the accounts of clients of Principal Global Investors. Central to this Code is the principle that employees of Principal Global Investors will adhere to the highest ethical standards and will act in accordance with the following fiduciary principles:

     o    The duty at all times to place the interests of clients first.

     o The requirement to conduct all personal Securities transactions in a manner consistent with this Code so as to avoid any actual or potential conflicts of interest or abuse of an individual's position of trust and responsibility.

     o Persons associated with Principal Global Investors shall not take inappropriate advantage of their positions.

II.  Definitions:

     A. Security: Shall have the meaning set forth in Section 202(a)(18) of the Investment Advisers Act, except it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements, and shares of open-end management investment companies (i.e., mutual funds).

     B. Access Person: Means any (1) director or officer of Principal Global Investors or (2) employee of Principal Global Investors who in the regular course of his or her duties makes, participates in or obtains information regarding the purchase or sale of Securities for the accounts of Principal Global Investors clients or whose functions relate to the making of any recommendations with respect to such purchases and sales.

          Access Persons consist of the following sub-categories:

          (i)  Portfolio  Managers  -  individuals  entrusted  with  the  direct
               responsibility   and  authority  to  make  investment   decisions
               affecting the accounts of Principal Global Investors' clients,

          (ii) Investment Personnel - which include Portfolio Managers as well as equity securities analysts, portfolio management assistants, fixed income securities analysts and traders, and

          (iii)Other Access Persons - all persons who are not included in subcategories i or ii.

     C. Being Considered for Purchase or Sale: A Security is being considered for purchase or sale when a Portfolio Manager views the purchase or sale of a Security for a client account as probable. The phrase "purchase or sale of a Security" includes the writing of an option to purchase or sell a Security or the purchase of an option to purchase or sell a Security.
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     D.   Beneficial Ownership:  "Beneficial  Ownership" shall be interpreted in the same manner as in determining whether a person the beneficial owner of a Security for purposes of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder.

          For  example, the term "Beneficial Ownership" encompasses:

          (i)  in  addition  to  Securities   in  a  person's  own   account(s),
               Securities owned by members of the person's immediate family sharing the same household;

          (ii) a partner's proportionate interest in the portfolio of Securities held by a partnership (e.g., an investment club); and

          (iii)Securities a person might acquire or dispose of through the exercise or conversion of any derivative security (e.g., an option, whether presently exercisable or not).

     E. Restricted Lists: Records known as the "Restricted Debt Securities List" and the "Restricted Equity Securities List" are maintained within the Principal Financial Group. These Restricted Lists include the names of all Securities that Principal Global Investors (1) is currently buying or which is Being Considered for Purchase or Sale in client accounts, and (2) currently holds in client accounts.

          Namesof Securities shall be removed from the Restricted Lists 15 days after Principal Global Investors has (1) ceased considering the Security for purchase, or (2) entirely liquidated its position in such Security.

III. Exempted Transactions. This Code shall not apply to:

     A.   Sales made pursuant to general public tender offers.

     B. The acceptance of stock dividends resulting from Securities already owned; the reinvestment of cash dividends resulting from Securities already owned under a dividend reinvestment program or the participation in an automatic investment plan for the purchase of Securities already owned. (Note: The initial purchase or establishment of an automatic investment plan must be pre-cleared.)

     C. Purchases effected upon the exercise of rights issued by a Security's issuer pro rata to all holders of a class of Securities, to the extent such rights are acquired directly from the issuers thereof, and sales of such rights.

     D. Purchases or sales of Securities in response to the exercise of an option written by the Access Person.

     E. Exercising rights to exchange or convert securities, but only when those rights have been acquired in accordance with the Code.

     F. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

     G. Purchases or sales which are non-volitional on the part of either the Access Person or a Principal Global Investors client account.
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IV.  Restricted and Prohibited Transactions

     A. No Investment Personnel may acquire, directly or indirectly, Beneficial Ownership in any Security that is part of an initial public offering ("IPO"). Investment Personnel may, however, in special circumstances, seek permission to purchase Securities in an IPO by submitting to one of the persons listed in Section X, A "Administration and Sanctions" a written request for approval of the purchase that includes a description of the special circumstances.

     B.   No  Investment   Personnel  may  acquire,   directly  or   indirectly,
          Beneficial   Ownership  in  any   Security  in  a  private   placement
          transaction without prior approval of the Compliance Officer.

          Investment Personnel who have acquired Securities in a private placement transaction must disclose that investment when they play a part in any consideration of an investment in the issuer of the privately placed Security for a client account. In such circumstances, a decision to purchase such Securities for a client account must be subject to an independent review by Investment Personnel with no personal interest in the issuer.

     C. No Access Person may purchase or sell a Security listed on a Restricted List, except as provided elsewhere in this Code. [See
          Section V, "Pre-clearance".]

          No Portfolio Manager may purchase or sell a Security within 7 days before and after a client account that he or she manages trades in that Security.

     D. Investment Personnel may not profit directly or indirectly from the acquisition and disposition (or disposition and acquisition) of Beneficial Ownership of the same (or equivalent) Securities within 60 calendar days. Any profits realized on such short-term trades must be disgorged to a charitable organization designated by management of Principal Global Investors.

          Investment  Personnel may request  exceptions to this prohibition by submitting a written request to the Compliance Officer prior to realizing the profit. Such exceptions will be considered on a case-by-case basis, taking into consideration the facts and circumstances of each situation.

V.   Pre-clearance

     A.   Portfolio Managers (see also, Section IV. C.)

          Portfolio Managers may request permission to trade any security on the Restricted Debt Securities List. Portfolio Managers may also request permission to trade securities on the Restricted Equity Securities List. The maximum amount of shares that may be traded each calendar quarter is the greater of 500 shares or 1% of the daily average trading volume during the 90 days prior to the date the Portfolio Manager makes the request. However, Portfolio Managers may not trade any security within seven (7) days before or after a client account the Portfolio Manager manages trades the security.

          Requests for approval may be made by contacting the person responsible for maintaining the Restricted Debt Securities List and the Restricted Equity Securities List.

          Personal Security transaction  approvals are valid for 5 business days after given. If the purpose of the request is to obtain approval for a stop loss order, then those approvals are valid for 60 calendar days, but the Portfolio Manager must notify compliance in order for this longer period to be effective.
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     B.   Access Persons Other Than Portfolio Managers

          Access  Persons  other  than   Portfolio   Managers  may  request
          permission to trade any security on the Restricted Debt Securities List. Access Persons may also request permission to trade Securities on the Restricted Equity Securities List. The maximum amount of shares that may be traded each calendar quarter is the greater of 500 shares or 1% of the daily average trading volume during the 90 days prior to the date the Access Person makes the request.

          Requests for approval may be made by contacting the person responsible for maintaining the Restricted Debt Securities List and the Restricted Equity Securities List.

          Personal Security transaction approvals are valid for 5 business days after given. If the purpose of the request is to obtain approval for a stop loss order, then those approvals are valid for 60 calendar days, but the Access Person must notify compliance in order for this longer period to be effective.

VI.  Disclosure of Securities Ownership and Securities Transactions

     A. When recommending the purchase or sale of Securities for a client account in accordance with portfolio management procedures, Investment Personnel must disclose

          (i) any direct or indirect Beneficial Ownership in any Security of the issuer whose Securities are under consideration,

          (ii) any position with such issuer or its affiliates, and

          (iii)any present or proposed business relationship between such issuer or its affiliates.

     B. All Access Persons shall file a report with the Principal Global Investors Compliance Officer listing all their personal Securities transactions during the previous calendar quarter in any Security in which such person has acquired any direct or indirect Beneficial Ownership including transactions exempt from this Code under Section
          III. The report shall be made on a form provided by Principal Global Investors within 10 days following the end of such calendar quarter. The report shall contain the following information:

          (i) the date of the transaction(s), the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Security involved;

          (ii) the nature of the transaction (e.g., purchase or sale);

          (iii) the price at which the transaction was effected;

          (iv) the name of the broker, dealer, or bank with or through which the transaction was effected;

          (v)  the date the report is submitted by the Access Person;

          (vi) the name and address of any broker, dealer, or bank at which the Access Person established any account during the quarter in which securities (including direct obligations of the United States, bankers acceptances, bank certificates of deposit, commercial paper, short term debt instruments, and mutual fund shares) were held for the direct or indirect benefit of the Access Person;

          (vii) the account number of any account described in (vi), above; and
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          (viii) the date the Access Person established the account.

     C. Access Persons must direct brokerage and other firms with which they have Securities accounts to furnish the Compliance Officer on a timely basis duplicate copies of confirmations of all personal Securities transactions.

     D. Access Persons must within 10 days of their appointment as an Access Person and thereafter on an annual basis as of December 31 of each year, furnish Principal Global Investors a report containing the following information:

          (i) the name, number of shares, and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership at the time the Access Person submitted the report;

          (ii) the name and address of any broker, dealer, or bank at which the Access Person established any account during the quarter in which securities (including direct obligations of the United States, bankers acceptances, bank certificates of deposit, commercial paper, short term debt instruments, and mutual fund shares) were held for the direct or indirect benefit of the Access Person;

          (iii) the account number of any account described in (ii), above;

          (iv) the date the Access Person submitted the report.

VII. Certification of Compliance

     All Access Persons will be required to certify annually that they have read and understood the Code and its applicability to them, and that they have complied with the requirements of the Code and that they have disclosed or reported all personal Securities transactions as required by the Code.

VIII. Gifts

     Access Persons are prohibited from receiving any gift or other thing having a value of more than $100 in the aggregate in any calendar year from any person or entity that does business with or on behalf of Principal Global Investors. Gifts do not include occasional dinners, sporting event tickets, or other entertainment that Access Persons attend with their host.

IX.  Service as a Corporate Director

     Investment Personnel are prohibited from serving on the board of directors of a publicly traded company. However, prior authorization to serve may be obtained. Authorization is based on a determination that board service would be consistent with the interests of Principal Global Investors and its clients.

X.   Administration and Sanctions

     A.   Responsibility for this Code is vested in the Chairman of the Board of
          Directors    of    Principal    Global    Investors.    Administrative
          responsibility, including the responsibility to review Access Persons' initial and annual holdings reports and quarterly transaction reports, belongs to the Compliance Officer, Tim Howald and/or alternate compliance staff as designated by him. Requests for interpretation of this Code or pre-clearance of purchase or sales that are not clearly addressed by this Code should be directed, in the following order, to Clint May, Tim Howald, Lori Meye.
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     B.   Upon  discovering a violation of this Code,  the Chairman of Principal
          Global Investors shall impose such sanctions as the Chairman deems appropriate, upon recommendation of the Compliance Officer. Sanctions may include a letter of censure, suspension of personal Securities transactions, and suspension or termination of the employment of the violator.

     C. Annually, those individuals charged with the responsibility for carrying out this Code shall prepare a written report to the Board of Directors of Principal Global Investors that, at a minimum, will include:

     (i) a certification that Principal Global Investors has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;

     (ii) identification  of  material   violations  and  sanctions  imposed  in
          response to those violations during the past year;

     (iii)a description of issues that arose during the previous year under the Code; and

     (iv) recommendations, if any, as to changes in existing restrictions or procedures based on experience with this Code, evolving industry practices or developments in applicable laws or regulations.